Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Darling International Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-170668), Form S-4 (No. 333-131484) and Form S-8 (Nos. 333-125875, 33-99868 and 33-99866) of Darling International Inc. of our reports dated March 2, 2011, except for Notes 1, 2, 6, 18, 21 and 22, which are as of June 15, 2011, with respect to the consolidated balance sheets of Darling International Inc. as of January 1, 2011 and January 2, 2010, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended January 1, 2011, and the effectiveness of internal control over financial reporting as of January 1, 2011, which reports appear in this Current Report on Form 8-K of Darling International Inc.
Our report dated March 2, 2011, on the effectiveness of internal control over financial reporting as of January 1, 2011, contains an explanatory paragraph that states Darling International Inc. acquired Griffin Industries, Inc. (Griffin) in December 2010 and management excluded from its assessment of the effectiveness of Darling International Inc.'s internal control over financial reporting as of January 1, 2011, Griffin's internal control over financial reporting associated with total assets of $924.8 million and total revenues of $27.7 million included in the consolidated financial statements of Darling International Inc. and subsidiaries as of and for the year ended January 1, 2011. Our audit of internal control over financial reporting of Darling International Inc. also excluded an evaluation of internal control over financial reporting of Griffin.

(signed) KPMG LLP
Dallas, Texas
June 15, 2011